Exhibit 5.1

Golenbock Eiseman Assor Bell & Peskoe LLP
711 Third Avenue
New York, New York 10017

October 29, 2019

Natur International Corp.

Jachthavenweg 124

1081 KJ Amsterdam

The Netherlands

Ladies and Gentlemen:

We have acted as counsel to Natur International Corp., a Wyoming corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the Company of up to 200,000,000 shares (“Company Shares) of common stock, $$0.001 par value of the Company (“Common Stock”) and by the selling stockholders of an aggregate of 2,35,579,089 shares of Common Stock (“Selling Stockholder Shares”) (the “Common Stock”). The Selling Stockholder Shares consist of (i) 79,105,403 shares (the “A Conversion Shares”) of Common Stock that may be acquired upon conversion of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”), (ii) 39,000,000 shares (the “A Warrant Shares”) of Common Stock that may be acquired upon exercise of outstanding warrants held by the holder of the Series A Preferred Stock (“A Warrants”), (iii) 58,736,843 shares (the “G Conversion Shares”) of Common Stock that may be acquired upon conversion of the Company’s Series G Preferred Stock (the “Series G Preferred Stock”), (ii) 58,736,843 shares (the “G Warrant Shares”) of Common Stock that may be acquired upon exercise of outstanding warrants held by the holder of the Series G Preferred Stock (“G Warrants”). Collectively, the Company Shares and the Selling Stockholder Shares are referred to collectively as the Shares. The Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and, as to the Selling Stockholders only, in addition, pursuant to Rule 415 under the Securities Act.

We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that (a) the Company Shares have been duly authorized and upon issuance, when sold in accordance with the Prospectus, will be validly issued, fully paid and non-assessable, (b) the A Conversion Shares issuable upon conversion of the Series A Preferred Stock and the G Conversion Shares issuable upon conversion of the Series G Preferred Stock have been duly authorized, and upon issuance in conformity with and pursuant to terms and conditions of the Company’s Articles of Incorporation, as amended, and Wyoming law, the A Conversion Shares and G Conversion Shares will be validly issued, fully paid and non-assessable; and (c) the A Warrant Shares and the G Warrant Shares issuable upon exercise of the A Warrants and G Warrants have been duly authorized, and upon issuance in conformity with and pursuant to terms and conditions of the A Warrants and the G Warrants, and following receipt by the Company of the consideration therefor as specified in the A Warrants and the G Warrants, the A Warrant Shares and the G Warrant Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than federal securities laws and the Wyoming Business Corporation Act. Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission adopted under the Securities Act.

Very truly yours,

/s/ Golenbock Eiseman Assor Bell & Peskoe LLP